SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

         ----------------------------------------------



                            FORM 8-K



                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934




                          June 19, 1997
                ---------------------------------
                 (Date of earliest event report)



                      WEYERHAEUSER COMPANY
      ---------------------------------------------------
       (Exact name of registrant as specified in charter)

       Washington              1-4825           91-0470860
      ------------            --------         ------------
    (State or other         (Commission       (IRS Employer
    jurisdiction of         File Number)      Identification
    incorporation or                             Number)
     organization)


                    Tacoma, Washington 98477
           ------------------------------------------
            (Address of principal executive offices)
                           (zip code)

       Registrant's telephone number, including area code:
                         (253) 924-2345

Item 5.  Other Events

On June 18, 1997, Weyerhaeuser Company issued the following press release:


"PLYMOUTH, N.C. - Weyerhaeuser Company today announced it will close its Plymouth Plywood facility as part of the company's long-term strategy to align its wood product manufacturing facilities with changing future sources of raw material. The company will book charges associated with the closure during the second quarter. The charges, which will be material to second quarter earnings, will be more than offset by the positive effect in the same period of the previously announced sale of the Weyerhaeuser Mortgage Company.

The company is closing the facility rather than modernizing it due to current market conditions and high raw material values.
In addition, Plymouth Plywood lacks an independent energy source, a problem also requiring a substantial investment.

Consistent with Weyerhaeuser's strategy of continually upgrading the assets in its core businesses, the company is examining opportunities to modernize existing North Carolina lumber operations to match the planned change in raw material.

Weyerhaeuser owns and manages more than 550,000 acres of timberland across 26 eastern North Carolina counties. The company has been practicing High Yield Forestry for 30 years and expects to benefit from dramatic increases in its timber harvest over the next 20 years. Weyerhaeuser currently operates 18 units or facilities in North Carolina. In addition to timberlands, these facilities include wood products manufacturing; pulp and paper manufacturing and real estate development.

Weyerhaeuser Company is one of the largest integrated forest products companies in the world. Its principal businesses are Timberlands and Wood Products; Pulp, Paper and Packaging; and Real Estate. It is the world's largest private owner of merchantable softwood timber and producer of softwood lumber and market pulp. It also is one of North America's largest producers of forest products and recyclers of office wastepaper, newspaper and corrugated boxes."



                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        WEYERHAEUSER COMPANY

                                   By   /s/ K. J. Stancato
                                        -----------------------
                                 Its:   Vice President and Controller

Date:  June 19, 1997